THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made as of the 1st day of July, 2013, by and between PR AMHURST LAKE LLC, a Delaware limited liability company (“Landlord”), and OMNICELL, INC., a Delaware corporation, f/k/a Omnicell Technologies, Inc. (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord, by its predecessors-in-interest (The Prudential Insurance Company of America and Amli Commercial Properties Limited Partnership), and Tenant entered into that certain Lease dated as of April 28, 1999 (the “Original Lease”), that certain First Amendment to Lease dated as of September 30, 1999 (the “First Amendment”), and that certain Second Amendment to Lease made as of June 30, 2006 (the “Second Amendment”) (the Original Lease as amended by the First Amendment and Second Amendment is hereinafter collectively referred to as the “Lease”), demising certain industrial space more particularly described therein in the building located at 3661 Burwood Drive, Waukegan, Illinois;
WHEREAS, Landlord has succeeded to the interest of landlord in and to the Lease; and
WHEREAS, Landlord and Tenant desire to amend the Lease so as to extend the term thereof and otherwise amend the Lease as herein provided.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:
1.Definitions. Unless the context otherwise requires, any capitalized term used herein shall have its respective meaning as set forth in the Lease.
2.    Integration of Amendment and Lease. This Amendment and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall, in all instances, control and prevail.
3.    Extension. The Term of the Lease is currently scheduled to expire July 31, 2013. The Term of the Lease is hereby extended for a period of eighty-one (81) months, commencing on August 1, 2013, and expiring on April 30, 2020, unless the Lease shall be further extended or sooner terminated as provided therein and herein.
4.    Base Rent. Effective as of May 1, 2013 (the “Effective Date”), Base Rent for the Premises shall be as set forth below and shall be paid in accordance with Article 4 of the Lease:

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Period	Annual Base Rent	Monthly Base Rent
5/1/13 - 4/30/14	$223,062.20	$18,588.52
5/1/14 - 4/30/15	$228,638.76	$19,053.23
5/1/15 - 4/30/16	$234,354.72	$19,529.56
5/1/16 - 4/30/17	$240,213.59	$20,017.80
5/1/17 - 4/30/18	$246,218.93	$20,518.24
5/1/18 - 4/30/19	$252,374.41	$21,031.20
5/1/19 - 4/30/20	$258,683.77	$21,556.98

5.    Controllable Expenses. Tenant shall continue to pay Additional Rent in accordance with Article 4 of the Lease. Notwithstanding the foregoing, however, effective as of the Effective Date, the total amount of Controllable Expenses (as hereinafter defined) used to determine the Operating Expense Amount shall be capped as described below. For Operating Expense Amounts due and payable for periods from and after the Effective Date, Controllable Expenses for each calendar year of the Term beginning in calendar year 2014 shall not exceed the Cap Amount (defined below) for such calendar year. Controllable Expenses shall not exceed 105% of the actual Controllable Expenses incurred by Landlord in the previous calendar year (the “Cap Amount”). For purposes hereof, “Controllable Expenses” shall mean all Operating Expenses except those Operating Expenses that are not within the control of Landlord including, but not limited to, Taxes and the cost of insurance, ice and snow removal, utility charges and union labor and contract costs and benefits.
6.    Condition of Premises. Tenant acknowledges that it is in possession of the Premises and that it accepts the Premises in their “as is” condition. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises or the Building, have been made by or on behalf of Landlord or relied upon by Tenant, except, as set forth in Section 7 below.

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7.    Tenant’s Work.
(a)    Subject to the provisions of Section 7(b) below, Tenant shall, at its sole cost and expense, Tenant shall improve the Premise as set forth on Exhibit A attached hereto, all subject to and in accordance with the provisions of the Lease, as amended hereby, including, without limitation, the provisions of Article 11 thereof. All work referred to in this subparagraph, which work is to be completed no later than May 1, 2014, is hereinafter referred to as “Tenant’s Work”. Tenant shall pay Landlord a supervisory fee equal to 5% of the total cost of Tenant’s Work and shall reimburse Landlord for all reasonable actual out‑of‑pocket costs and expenses incurred by Landlord in connection with Tenant's Work. Without limitation of the requirements of Article 11 of the Lease that plans and specifications shall be subject to Landlord's reasonable approval, Tenant shall submit full and detailed architectural and engineering plans and specifications to Landlord for Landlord's reasonable approval prior to the commencement of Tenant's Work. Tenant shall not permit noise from construction of Tenant's Work to unreasonably disturb other tenants in the Building. Tenant's Work which does so disturb other tenants shall be performed after regular working hours. Tenant's Work shall be performed in accordance with all Building construction rules and regulations.
(b)    Landlord shall make a contribution (the “Allowance”) towards the cost of Tenant’s Work (including the costs to prepare architectural and engineering drawings) in the amount of $250,000.00, to be disbursed in accordance with the terms hereof.
(i)    Landlord shall disburse the Allowance, upon Tenant’s request for payment and certification that the entire Tenant’s Work has been performed and that the amounts for which payment is requested are due and owing, which disbursement shall be made to Tenant (or, at Landlord’s option, by check payable jointly to Tenant and to Tenant’s materialmen and contractors) within thirty (30) days after presentation by Tenant to Landlord of request for payment and appropriate, complete contractor’s affidavits and waivers of lien showing that the work covered thereby has been performed in the Premises. Tenant shall be responsible for the appropriateness and completeness of the contractors' affidavits and waivers of lien and approval of any of such work; Landlord shall have no responsibility for any of the foregoing. Landlord has no obligation to disburse any portion of the Allowance if Tenant is in default under the Lease, as amended, beyond any applicable notice and cure period.
(ii)    In the event that the cost of Tenant's Work should for any reason be less than the full amount of the Allowance or if the Allowance is not otherwise fully disbursed on or before, June 30, 2014 for any reason, then Tenant shall have no further right to the Allowance or any unused portion thereof.
(iii)    In the event Landlord determines, at any time, in the exercise of its reasonable discretion based upon written estimates, that the cost of Tenant's Work is likely to be in excess of the Allowance, then Tenant, at Landlord's option, shall

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deposit such excess with Landlord (or provide Landlord with other security reasonably acceptable to Landlord with respect to such excess), and such requirement of Tenant shall be an express condition for Landlord's obligation to disburse any portion of the Allowance. For purposes of the foregoing, the estimated cost of Tenant's Work shall be reasonably determined by Landlord based on certified cost statements delivered by Tenant to Landlord from time to time, and, in any event, delivered by Tenant to Landlord promptly upon Landlord's written request therefor.
8.    Surrender Notwithstanding anything contained in Section 16.1 of the Lease to the contrary, Landlord shall not require Tenant to remove any Alterations made to the Premises by Landlord or Tenant, it being acknowledged and agreed that Tenant shall only be obligated to remove Tenant’s moveable furniture, equipment and trade fixtures as required under Section 16.1 of the Lease.
9.    Right to Extend. All of Tenant’s options to extend the Term of the Lease set forth in the Lease are hereby deleted and shall be of no further force and effect, including, without limitation, the rights set forth in Section 1 of the Second Amendment and the rights set forth in Section 25 of the Original Lease and, in lieu thereof, Tenant shall have the extension options hereinafter provided.
(a)    Provided that this Lease is then in full force and effect, that Tenant is not then in default under the Lease, and that Tenant is then occupying all of the Premises having been leased to the Tenant in the Building, Landlord hereby grants to Tenant an option to extend the term of the Lease, on the same terms and conditions set forth in the Lease, except that Tenant shall have no right to exercise the second option if it has not exercised the first option and after the second option shall have no further right to extend, for two (2) additional consecutive five (5) year terms (each, an “Option Period”). Tenant’s right to exercise an option to extend shall be conditioned upon Landlord’s receipt, no later than nine (9) months prior to the then current expiration date of the Term of Tenant’s then current certified financial statements showing a creditworthiness at least equal to the creditworthiness demonstrated to Landlord by Tenant prior to execution of the Amendment. Each such option to extend shall be exercised, if at all, by written notice (“Option Notice”) to Landlord given not later than nine (9) months prior to the then current expiration date of the Term, time being of the essence. Once an Option Notice is given, Tenant’s exercise of such option shall be irrevocable. If an option hereby granted is not so exercised, Tenant shall have no further right to extend the Term of this Lease. The Base Rent during the applicable Option Period shall be the greater of (i) the Base Rent in effect as of the then current expiration date of the Term, and (ii) the annual rate of Base Rent determined by Landlord in good faith to be the Market Rate of Base Rent (as hereinafter defined). Landlord’s good faith determination of the Base Rent for an Option Period shall be conclusive. Tenant may request in writing that Landlord provide written notice to Tenant of Landlord’s determination of Base Rent for an Option Period. Landlord shall provide Tenant with Landlord’s determination of Base Rent for the applicable Option Period within thirty (30) days after receipt of Tenant’s written request therefore, but in no event shall Landlord be required to provide such determination

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earlier than ten (10) months prior to the then current expiration date of the Term. Landlord shall have no obligation to make improvements, decorations, repairs, alterations or additions to the Premises as a condition to Tenant’s obligation to pay rent for the applicable Option Period.
(b)    Market Rate of Base Rent. As used in this Lease, the term “Market Rate of Base Rent” shall mean the then prevailing annual rental rate per square foot of rentable area of space in the Waukegan, Illinois, market area, comparable in area and location to the space for which the Market Rate of Base Rent is being determined and being renewed for a duration comparable to the period for which such space is to be renewed for periods commencing on or about the commencement of the term of such space, as determined by Landlord in good faith. The Market Rate of Base Rent shall be determined by taking into consideration comparable fact situations for lease renewals in comparable buildings in the Waukegan, Illinois, market area. In determining the Market Rate of Base Rent, the following shall be taken into consideration: use, location and floor level within the applicable building, the tenant improvements already in the space for which the Market Rate of Base Rent is being determined, the location, quality, age and reputation of the building, the definition of rentable area or net rentable area, as the case may be, with respect to which such rental rates are computed, leasehold improvements being provided (if any), rental concessions, abatements or other monetary inducements (if any), the term of the lease renewal under consideration and the extent of services provided thereunder, applicable distinctions between “gross” leases and “net” leases, base year figures (if any) for escalation purposes and other adjustments (including by way of indexes) to base rental (if any); and may take into consideration any other materially relevant term or condition in making such evaluation.
10.    ERISA. Tenant hereby represents and warrants to Landlord and The Prudential Insurance Company of America (“Prudential”) as of the date of this Amendment that:
(a)    Neither Tenant nor any of its “affiliates” (within the meaning of Part VI(c) of Prohibited Transaction Exemption 84-14, 49 Fed. Reg. 9494 (1984), as amended (“PTE 84-14”)) has, or during the immediately preceding year has exercised the authority to:
(i)    appoint or terminate Prudential as investment manager over assets of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) invested in Landlord; or
(ii)    negotiate the terms of a management agreement (including renewals or modifications thereof) with Prudential on behalf of any such plan invested in Landlord;
(b)    Tenant is not “related” to Prudential (as determined under in Part VI(h) of PTE 84-14);

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(c)    Tenant has negotiated and determined the terms of this Lease at arm's length, as such terms would be negotiated and determined by the Tenant with unrelated parties; and
(d)    Tenant is not an “employee benefit plan” as defined in Section 3(3) of ERISA, a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plan.
Notwithstanding any provision in the Lease, as amended, to the contrary, the representations, warranties, covenants and agreements set forth in this Section 10 are intended to inure to the benefit of both Landlord and Prudential and Prudential shall be entitled to rely hereon and enforce the provisions of this Section.
11.    Patriot Act. Tenant hereby represents and warrants to Landlord and Prudential as of the date of this Amendment that:
(a)    Neither Tenant nor any person, group, entity or nation that Tenant is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Tenant is not entering this Lease, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.
(b)    Tenant is not entering this Lease, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering.
(c)    None of the funds of Tenant have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Tenant is prohibited by Law or that this Lease is or will be in violation of Law.
Tenant has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times during the Term of this Lease. Notwithstanding any provision in this Lease to the contrary, the representations, warranties, covenants and agreements set forth in this Section 11 are intended to inure to the benefit of both Landlord and Prudential and Prudential shall be entitled to rely hereon and enforce the provisions of this Section.
12.    Mutual Representations. Tenant and Landlord represent and warrant to each other (a) it is not in default under any of the terms and provisions of the Lease, (b) to its knowledge, the other party is not in default in the performance of any of its obligations under the Lease, and (c) it has no defense, offset, lien, claims or counterclaim against the other party under the Lease or against

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the obligations of the other under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease).
13.    No Broker. Tenant represents that Tenant has not dealt with any broker (other than Paine/Wetzel Associates, Inc. and Colliers International) in connection with this Amendment and agrees to indemnify and hold Landlord harmless from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any other brokers or finders for any commission alleged to be due such brokers or finders in connection with their participation in the negotiation with Tenant of this Amendment.
14.    Lease in Full Force and Effect. Except as expressly provided herein, all of the terms and provisions of the Lease shall remain in full force and effect. Without limiting the generality of the foregoing, Tenant acknowledges that Landlord’s liability is limited as set forth in Section 23.14 of the Lease.

[Signatures on Following Page]

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This Amendment is executed by the undersigned as of the date first above written.

LANDLORD

PR AMHURST LAKE LLC,
a Delaware limited liability company

By: PRISA LHC, LLC, a Delaware limited
   company, its sole member

   By: /s/ Susan Lehman as Agent for Owner
   Name: Susan Lehman
   Title: Sr. VP

TENANT OMNICELL, INC., a Delaware company By: /s/ Rob Seim Name: Rob Seim Title: CFO

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EXHIBIT A

TENANT’S WORK

•	Replace or repair the waste line from the restrooms

•	Refurbish the restrooms

•	Demo all of the offices and conference that are on windows on the room (see Demo PDF)

•	Add approximately 18 hard wall offices and conference rooms (see proposed PDF)

•	Update the HVAC to properly cool and heat all of the non-warehouse areas

•	Repaint office all non-warehouse areas

•	Re-carpet all non-warehouse areas

•	Provided three (3) Cat 6 data cables, including patch panels and rj45 terminations, to each cubical workstation, office and conference room.

A-1
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